RIVERNORTH MANAGED DURATION MUNICIPAL INCOME FUND II, INC.

POWER OF ATTORNEY

I, the undersigned Director of RiverNorth Managed Duration Municipal Income Fund II, Inc. hereby appoint Joshua B. Deringer, David L. Williams and/or Patrick W. Galley, Attorneys-in-Fact, with full power of substitution, and with the full power to sign for me and in my name in the following capacities relating to business of RiverNorth Managed Duration Municipal Income Fund II, Inc.: any and all Post-Effective Amendments to Registration Statement File No. 333-257627; any supplements or other instruments in connection therewith; and generally to do all such things in my name and behalf in connection therewith as said Attorneys-in-fact deem, together or individually, necessary or appropriate, to comply with the provisions of the Securities Act of 1933, as amended, and Investment Company Act of 1940, as amended, and any rules, regulations, or requirements of any federal or state regulatory agency in connection with the filing and effectiveness of any Registration Statement, as amended, and all related requirements of any federal or state regulatory agency.

This Power of Attorney, which shall not be affected by the disability of the undersigned, is executed and effective as of the date set forth below.

WITNESS my hands on this 16th day of November, 2022.

/s/ Lisa B. Mougin
Lisa Mougin
Director